Exhibit 10.36

FIRST AMENDMENT

OF THE

SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN II

(Effective January 1, 2005)

WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the “Plan”) for a select group of its management and highly compensated employees;

WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”); and

WHEREAS, the Committee now considers it desirable to amend the Plan.

Now, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan is hereby amended, effective January 1, 2005, in the following particulars:

1. By substituting the following for Section 2.4(a) of the Plan:

“(a) the Qualified Plan Matching Contribution that would have been made on behalf of the Participant for the Plan Year, based on the Participant’s Compensation prior to any Deferral Contributions under this Plan, and without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Plan; and”

2. By substituting the following for Section 2.8 of the Plan:

“2.8 Amounts Deemed Transferred from the Sky Financial Group, Inc. Non-Qualified Retirement Plan. A Participant’s Supplemental Profit Sharing Contributions Account, Supplemental ESOP Contributions Account, and Discretionary Company Contributions Account shall be credited as of the Effective Date with such amount, if any, as is deemed to be transferred from such Participant’s account under the NQRP I. The amounts credited, if any, will be the unvested portion of the Participant’s account under the NQRP I as of December 31, 2004. A Participant shall vest in amounts transferred from the NQRP I to his or her Supplemental Profit Sharing Contributions Account and Supplemental ESOP Contributions Account in accordance with the vesting schedule under Section 4.2 of the Plan and shall vest in amounts transferred from the NQRP I to his or her Discretionary Company Contributions Account in accordance with Section 4.3 of the Plan.”

3. By adding the following sentence to Section 6.3 of the Plan, as the last sentence thereof:

“Except as otherwise provided in this Article XI, the balance of a Participant’s Account shall be distributed as soon as administratively practicable following the occurrence of the applicable events described in this Section 6.3.”

4. By adding the following sentence to the end of Section 6.4 of the Plan, as the last sentence thereof:

“In the event the Participant elects to receive his or her Account distributed in installment payments, the first installment payment that is at least 6 months after the Participant’s Employment Termination shall include a payment equal to the sum of the payments that would have been made during the 6 months after the Participant’s Employment Termination if the Participant were not a Key Employee.”

IN WITNESS WHEREOF, the undersigned Committee member has executed this Plan amendment on behalf of the Committee, this 14th day of November 2006.

SKY FINANCIAL GROUP, INC. BENEFIT PLANS COMMITTEE

By:	/s/ Thomas A. Sciorilli
A Member of the Committee